Exhibit 5.2

August 14, 2020

Seres Therapeutics, Inc.

200 Sidney Street – 4th Floor

Cambridge, Massachusetts 02139

Re: Registration Statement on Form S-3 (333-237033); 959,002 shares of Common Stock, par value $0.001 per share

Ladies and Gentlemen:

We have acted as special counsel to Seres Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 959,002 shares (the “Shares”) of common stock of the Company, $0.001 par value per share (the “Commons Stock”). The Shares are included in a registration statement on Form S–3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on March 9, 2020 (Registration No. 333-237033) (the “Registration Statement”), and are being offered pursuant to a base prospectus dated March 18, 2020 (the “Base Prospectus”) and a prospectus supplement dated August 12, 2020 (together with the Base Prospectus, the “Prospectus”). The Shares are being sold pursuant to a securities purchase agreement dated August 12, 2020 by and among the Company and the investors party thereto (the “Securities Purchase Agreement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, or the Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Delaware General Corporation Law (the “DGCL”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by

August 14, 2020

the Company against payment therefor (not less than par value) in the circumstances contemplated by the Securities Purchase Agreement, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated August 12, 2020, and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP